FOR IMMEDIATE RELEASE

American Realty Capital Properties Closes $1.5 Billion Red Lobster®

Sale-Leaseback Transaction

Transaction Completed at Cash Cap Rate of 7.9% and GAAP Cap Rate of 9.9%

New York, New York, July 28, 2014 - American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP” or the “Company”) announced today it closed on approximately 500 Red Lobster® restaurant properties as part of an approximate $1.5 billion sale-leaseback transaction. Today’s transaction was completed in conjunction with Golden Gate Capital’s (“GGC”) acquisition of Red Lobster® from Darden Restaurants, Inc. (“Darden”). Red Lobster® is the leading operator of seafood restaurants, with high-quality real estate located at main intersections in strong markets.

The transaction was completed at a cash cap rate of 7.9% and a GAAP cap rate of 9.9%. The fee-simple assets have a weighted average lease term of approximately 25 years and represent approximately 95% of the overall portfolio transaction value. The overall weighted average lease term of the portfolio is in excess of 24 years. The master leases include 2% annual compounded contractual rent escalations, providing built-in income growth.

“We are extremely pleased to be acquiring these premium Red Lobster® properties, located in key retail markets, with strong operating metrics and real estate fundamentals,” said David S. Kay, President of ARCP. “Our team structured the transaction with multiple homogeneous long-term master lease pools which are cross defaulted and contain restrictions on leverage and assignability. The leases are structured to allow GGC to execute its operational plan while providing ARCP with protection and flexibility. With the built-in annual compounded rent growth, this transaction provides value to our shareholders and supports long-term earnings growth. We are pleased with the opportunity to partner with GGC, who brings exceptional experience in the full-service restaurant industry, as well as the seasoned Red Lobster® management team, and have great confidence in the bright future for this iconic restaurant brand.”

“We are pleased to be partnering with ARCP, one of the country’s leading corporate landlords, on our fourth transaction together,” said Josh Cohen, Managing Director at GGC. “We look forward to working with ARCP and the talented Red Lobster® management team to support the long-term success of Red Lobster®.”

Lisa E. Beeson, Chief Operating Officer of ARCP, added, “This acquisition is the culmination of a collective effort across our organization to effectively and efficiently originate, underwrite and close on one of the largest sale-leaseback transactions, demonstrating our team’s scalability. ARCP was the only company that could consummate a transaction of this size while still maintaining high-quality portfolio metrics. Additionally, we are buying these irreplaceable locations at below replacement cost in markets with strong demographics. Darden invested $350 million during the past seven years on remodels and $1.4 billion in overall capital expenditures during the past 10 years on Red Lobster®.”

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants. Additional information about ARCP can be found on its website at www.arcpreit.com. ARCP may disseminate important information regarding it and its operations, including financial information, through social media platforms such as Twitter, Facebook and LinkedIn.

About Golden Gate Capital

Golden Gate Capital is a San Francisco-based private equity investment firm with over $12 billion of capital under management. The principals of Golden Gate have a long and successful history of investing across a wide range of industries and transaction types, including going-privates, corporate divestitures, and recapitalizations, as well as debt and public equity investments. Golden Gate is one of the most active investors in multi-unit consumer companies with leading brands. Representative investments include Ann Taylor, California Pizza Kitchen, Payless ShoeSource, Eddie Bauer, Express, Zales, J.Jill and Pacific Sunwear. For additional information, visit www.goldengatecap.com.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) may contain “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, the Company’s plans, market and other expectations, objectives, intentions, and other statements that are not historical facts. Additional factors that may affect future results are contained in ARCP’s filings with the U.S. Securities and Exchange Commission (“SEC”), which are available at the SEC's website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts
Jamie Moser/Jonathan Keehner	Brian S. Block, CFO, Treasurer, Secretary and EVP
Joele Frank, Wilkinson Brimmer Katcher	American Realty Capital Properties, Inc.
Ph: 212-355-4449	Ph: 212-415-6500